EXHIBIT 99.1

For Immediate Release
September 16, 2009

Contact:	Mary Beth Steiginga
630 Godwin Avenue
Midland Park, NJ 07432
201-444-7100

PRESS RELEASE

STEWARDSHIP FINANCIAL CORPORATION
DECLARES CASH AND STOCK DIVIDENDS

Midland Park, NJ – September 16, 2009 - The Board of Directors of Stewardship Financial Corporation (NASDAQ: SSFN), parent company of Atlantic Stewardship Bank, has declared a $0.095 per share cash dividend.  Common stockholders of record as of October 15, 2009 will be paid the dividend on November 2, 2009.  This represents a 5.0 percent increase over the fourth quarter cash dividend paid in 2008, as adjusted for the 5 percent stock dividend paid in November 2008.

The Board also declared a 5 percent stock dividend to stockholders of record date October 15, 2009, payable November 16, 2009.

In announcing the two dividends, Chairman William C. Hanse stated, “The cash dividend is our fourth quarterly cash dividend to be paid in 2009 and our forty-eighth consecutive cash dividend.  The stock dividend represents the twelfth annual stock dividend paid by Stewardship Financial Corporation since 1998.”  Paul Van Ostenbridge, President and Chief Executive Officer continued, “We are pleased to recognize shareholders with these dividends. The banking environment continues to be challenging. Our management team remains diligent and is appropriately addressing all challenges encountered.”

Stewardship Financial Corporation’s subsidiary, Atlantic Stewardship Bank, has 13 banking offices in Midland Park, Hawthorne (2 offices), Montville, North Haledon, Ridgewood, Pequannock, Waldwick, Wayne (3 offices), Westwood and Wyckoff, New Jersey.  Atlantic Stewardship Bank, opened in 1985, is a community bank serving individuals and businesses, and is well known for tithing 10 percent of its pre-tax profits to Christian and local charitable organizations. Please visit our website at www.asbnow.com or call 201-444-7100 for information regarding our products and services.

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